As filed with the Securities and Exchange Commission on April 9, 2013

Registration No. 333-178703

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post- Effective Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BFC Financial Corporation

(Exact name of Registrant as specified in its charter)

Florida	6035	59-2022148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	I.R.S. Employer Identification Number)

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan B. Levan

Chairman, Chief Executive Officer and President

BFC Financial Corporation

401 East Las Olas Boulevard, Suite 800

Fort Lauderdale, Florida 33301

(954) 940-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison W. Miller

Stearns Weaver Miller Weissler

Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33130

(305) 789-3200

Approximate date of commencement of proposed sale to the public: The shares of the Registrant’s Class A Common Stock registered under this Registration Statement were to be issued upon consummation of the merger (the “Stock-for-Stock Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 11, 2011 (the “2011 Merger Agreement”), by and among the Registrant, BXG Florida Corporation (successor by conversion to BXG Florida, LLC) and Bluegreen Corporation. Due to the inability to satisfy all required closing conditions, the parties terminated the 2011 Merger Agreement during November 2012 and the Stock-for-Stock Merger was not consummated. Accordingly, the Registrant has not and will not issue any of the shares of its Class A Common Stock registered under this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

On December 22, 2011, BFC Financial Corporation (the “Registrant”) filed a registration statement on Form S-4 (File No. 333-178703) (as previously amended, the “Registration Statement”) with the Securities and Exchange Commission with respect to 128,614,280 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (collectively, and including the preferred share purchase rights attached thereto, the “Shares”). The Registration Statement was declared effective on February 14, 2012, and Post-Effective Amendment No. 1 to the Registration Statement was declared effective on May 14, 2012. As described in the Registration Statement, the Shares were to be issued upon consummation of the merger (the “Stock-for-Stock Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 11, 2011 (the “2011 Merger Agreement”), by and among the Registrant, BXG Florida Corporation (successor by conversion to BXG Florida, LLC) and Bluegreen Corporation. As previously disclosed, due to the inability to satisfy all required closing conditions, the parties terminated the 2011 Merger Agreement during November 2012 and the Stock-for-Stock Merger was not consummated. As a result, the offering was terminated, the Registrant has not and will not issue any of the Shares under the Registration Statement and, in accordance with an undertaking made by the Registrant in the Registration Statement, the Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all of the Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on April 9, 2013.

BFC FINANCIAL CORPORATION

By:	/s/ Alan B. Levan
Alan B. Levan, Chairman, Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, no other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement.